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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 5 to the Registration Statement on Form S-1 and Amendment No. 2 to the Registration Statement on Form S-4 of our report dated February 27, 2008 (October 13, 2008, as to Notes 17 and 18) relating to the consolidated financial statements of KKR PEI Investments, L.P. as of December 31, 2007 and 2006, which report expresses an unqualified opinion and an explanatory paragraph relating to investments without a readily determinable fair market value appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
October 13, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM